Exhibit 107

Calculation of Filing Fee Tables

Form S-8

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in its Charter)

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.01 per share	457(h)(2)	3,400,000	$3.45	$11,730,000	0.00011020	$1,292.65
Total Offering Amounts					$11,730,000		$1,292.65
Total Fee Offsets							-
Net Fee Due							$1,292.65

(1)	This Registration Statement is being filed with the Securities and Exchange Commission to register 3,400,000 shares of the Registrant’s common stock, par value $0.01 per share (each, a “Share”), that may be issued under the Superior Industries International, Inc. 2018 Equity Incentive Plan, as amended f/k/a Superior Industries International, Inc. 2008 Equity Incentive Plan (the “2018 Equity Plan”). In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover any additional Shares that may be issued pursuant to the 2018 Equity Plan to prevent dilution from any stock split, stock dividend, or similar transaction effected that results in an increase to the number of outstanding Shares.

(2)	Estimated in accordance with Rule 457(h) under the Securities Act, solely for the purpose of calculating the registration fee, and based upon the average high and low prices of a Share as reported on the New York Stock Exchange on May 12, 2023, which date is within five business days prior to filing this Registration Statement.